The Select Sector SPDR® Trust
One Lincoln Street
Boston, MA 02111
SSgA Funds Management, Inc.
One Lincoln Street
Boston, MA 02111
Ladies and Gentlemen:
     Reference is made to the Investment Advisory Agreement between us dated as of December 1, 2003 (the “Agreement”). Pursuant to Section 8 of the Agreement, this letter serves to amend Exhibit A to the Agreement to reflect a new fee schedule for the Funds.
     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

Sincerely, The Select Sector SPDR® Trust
By:	/s/ Gary L. French
Gary L. French, President

Accepted: SSgA Funds Management, Inc.
By:	/s/ James Ross
James Ross, President

As of January 27, 2006

EXHIBIT A
Investment Advisory Agreement
January 27, 2006
The Select Sector SPDR Trust
MATERIALS SELECT SECTOR SPDR FUND
CONSUMER DISCRETIONARY SELECT SECTOR SPDR FUND
CONSUMER STAPLES SELECT SECTOR SPDR FUND
HEALTH CARE SELECT SECTOR SPDR FUND
ENERGY SELECT SECTOR SPDR FUND
FINANCIAL SELECT SECTOR SPDR FUND
INDUSTRIAL SELECT SECTOR SPDR FUND
TECHNOLOGY SELECT SECTOR SPDR FUND
UTILITIES SELECT SECTOR SPDR FUND
As consideration for the Adviser’s services to each of the, the Adviser shall receive from each Fund an annual advisory fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Trust’s average daily net assets during the month:

Annual Fee
Average Net Assets of the Trust	(Expressed in Basis Points: 1/100 of 1%)
Up to $12.5 Billion	5.0
Thereafter	4.0